FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS ANNOUNCES APPOINTMENT OF
  CHIEF INVESTMENT OFFICER, REJECTION OF LEASE BY WINN-DIXIE AND OTHER MATTERS

      FOR IMMEDIATE RELEASE - Boston, Massachusetts- October 21, 2005-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that:

            o It has named John Alba as its Chief Investment Officer. Mr. Alba was previously a Vice President of First Union as well as its external advisor, FUR Advisors LLC.

            o It recently made a $3,500,000 first mortgage loan secured by an office building in Northbrook, Illinois. The loan bears interest at prime and matures in twelve months, subject to two six month extensions. At the time of the loan satisfaction, First Union has the right to make a mezzanine loan to the property owner or acquire an ownership interest in the property owner on substantially the same terms as the prior mezzanine loans made with respect to the other Chicago area properties.

            o It has been notified that Winn-Dixie Stores, Inc., its tenant at its Jacksonville, Florida property, has elected to reject its lease with First Union in connection with Winn-Dixie's bankruptcy. First Union does not believe that the rejection of the lease will have a material impact on its operating results and will promptly begin marketing the property for lease and/or sale.

            o It has entered into agreements to acquire (1) 127,000 square feet of retail and office space in a mixed-use building in Chicago, Illinois and (2) two office buildings located in the New England area which are triple-net leased to Verizon. Each of these acquisitions is subject to customary due diligence review by First Union and requisite consents.

                               -------------------

      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.